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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. 3  )*

                             Pittway  Corporation
                                 Common Stock
                                   725790109




Check the following box if a fee is being paid with their statement   . (A fee
is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of their cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)
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  CUSIP NO. 725790109                                    PAGE 2 of 4
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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          First Chicago NBD Corporation   38-1984850*

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            162,339

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          156,854
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          162,339
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          4.1

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      TYPE OF REPORTING PERSON*
12
      *Unless otherwise disclosed herein, all holdings of the Reporting Person are indirect through one or more subsidiaries.
      HC CO

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sec 1745 (6-80)   SEE INSTRUCTION BEFORE FILLING OUT!
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                                                        Page 3 of  4
SEC 13G

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 13G Amendment No.3

Item 1(a)      Name of Issuer:
               Pittway Corporation (the "Company")

Item 1(b)      Address of Issuer's Principal Executive Offices:
               333 Skokie Boulevard
               Northbrook, Illinois  60065-3012

Item 2(a)      Name of Person filing:
               First Chicago NBD Corporation. ("FCN")

Item 2(b)      Address of Principal Business Offices:
               One First National Plaza
               Chicago, Illinois   60670

Item 2(c)      Citizenship
               Delaware

Item 2(d)      Title of Class of Securities:
               Common Stock
Item 2(e)      CUSIP No.:
               725790109
Item 3         Type of Person Filing:
               (g) FCN is a Parent Holding Company in accordance with 240.13d-1(b)(ii)(g).
Item 4         Ownership:
               FCN is deemed to beneficially own shares of Common solely through its ownership of one or more of its banking subsidiaries as of 12/31/97. The banks hold, solely in a fiduciary capacity, 162,339 shares representing 4.1% of the Company's outstanding Common.
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                                                      Page 4 of  4


Item 5         Ownership of  5 percent or less of a Class:
               If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to e the beneficial owner of more than 5 percent of securities, check the following [X].

Item 6         Ownership of More than 5 percent on Behalf of Another Person:
               Not Applicable

Item 7 Identification and Classification of the Subsidiary which Acquired the Security being Reported on By the Parent Holding
               Company: See Item 3

Item 8         Identification and Classification of Members of the Group:
               Not Applicable

Item 9         Notice of Dissolution of Group:  Not Applicable

Item 10 Certification: By signing below I certify that to the best of my knowledge and belief, the securities referred above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose of effect.

               Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:         January 30, 1998

                                        /s/ Daniel T. Lis
                                        ---------------------------------
                                        Daniel T. Lis
                                        Assistant Secretary
                                        First Chicago NBD Corporation
                                        (313) 225-3154